Exhibit 99.1

FOR IMMEDIATE RELEASE

NICOLET BANKSHARES, INC. ANNOUNCES SECOND QUARTER 2017 EARNINGS

•	$8.3 million net income, 34% higher than first quarter 2017, 156% above second quarter 2016
•	$14.5 million net income for first six months of 2017, 146% higher than the comparable 2016 period
•	Earnings per diluted common share of $0.83 and $1.53 for the three and six months ended June 30
•	Annualized return on average assets of 1.27% and 1.19% for the three and six months ended June 30
•	Strong net organic loan growth of $90 million or 6% since year end 2016
•	Acquisition of First Menasha Bancshares, Inc. consummated April 28, 2017

Green Bay, Wisconsin, July 18, 2017 – Nicolet Bankshares, Inc. (NASDAQ: NCBS) (“Nicolet”) announced second quarter 2017 net income of $8.3 million and earnings per diluted common share of $0.83, compared to $6.2 million and $0.69 for first quarter 2017, and $3.3 million and $0.39 for second quarter 2016, respectively. Annualized quarterly return on average assets was 1.27%, 1.11% and 0.66%, for second quarter 2017, first quarter 2017 and second quarter 2016, respectively.

Net income for the six months ended June 30, 2017 was $14.5 million and earnings per diluted common share were $1.53, compared to $5.9 million and $0.91, respectively, for the first half of 2016. Annualized return on average assets for the first six months of 2017 and 2016 was 1.19% and 0.74%, respectively.

“We have delivered another strong quarter of results, with an annualized return on average assets of 1.27%, return on average common equity of 10.15% and return on average tangible common equity of 15.64%,” said Bob Atwell, Chairman and CEO of Nicolet. “The opportunities associated with completing three acquisitions since the start of 2016 were real, and we executed swiftly to realize savings, capital efficiency and growth.”

“We have clear expectations for each acquisition and are particularly pleased to see the fruits of strategy flow so quickly into our income statement in the second quarter,” Atwell said. “That said, there may be variability in our numbers over the next few quarters as we continue to work through acquired impaired loans and the integration.”

The acquisition of First Menasha was consummated on April 28, 2017, adding $479 million in assets, $351 million in loans, $375 million in deposits, $4 million of core deposit intangible, and $40 million of goodwill. Pursuant to the agreed upon terms, the final purchase price consisted of issuing 1.3 million shares of common stock (given the final stock-for-stock exchange ratio of 3.126) valued at $62 million and $19 million in cash.

The timing of the 2016 acquisitions (Baylake Corp. and a financial advisory business acquisition each completed in April 2016) and the April 2017 First Menasha transaction impact financial comparisons. Certain income statement results, average balances and related ratios for the first half of 2017 include full period contributions from the 2016 acquisitions plus two months of First Menasha operations, versus two months of Baylake and no contribution of First Menasha in the comparable 2016 period. Given the activity of multiple mergers, quarterly results in 2017 and 2016 have included non-recurring other direct merger and integration pre-tax expenses of $0.3 million and $0.2 million in the second and first quarters of 2017, respectively, and $2.1 million and $0.4 million in the second and first quarters of 2016, respectively.

Net income for the quarter ended June 30, 2017, was $8.3 million, up $2.1 million or 34% over $6.2 million for first quarter 2017. Notably, between the linked quarters, net interest income increased by $3.2 million or 15%. The increase was largely due to the inclusion of First Menasha for two months and a higher proportion of earning assets in loans given the strong loan growth, as each quarter included approximately $1.8 million of larger recovered discount income on favorably resolved purchased credit impaired loans. Between the linked quarters, noninterest income increased $2.3 million or 34%, led by net mortgage income up $0.6 million on higher volumes, income from equity in a data processing company interest up $0.3 million, card interchange fees and brokerage fees each up $0.2 million, and a $0.8 million favorable swing in net gains on sale or write-down of assets mostly from vacated branch and other real estate property disposals. Noninterest expense in total increased $2.0 million or 11%, with personnel costs up $1.1 million or 11% on the expanded workforce and the remainder attributable to the larger operating base consistent with the inclusion of First Menasha for two months.

Net income for the first six months of 2017 was $14.5 million, up $8.6 million or 146% over $5.9 million for the first half of 2016. The increase is largely attributable to the timing of adding the acquisitions as previously noted, benefits from strong loan growth, effective cost management, and $2.0 million lower direct merger-related costs between the comparable six month periods.

Since December 31, 2016, total assets increased by $0.5 billion or 23% to $2.8 billion, with approximately 20% attributable to the acquisition of First Menasha and 3% to net organic growth. Excluding the impact of First Menasha, loans increased $90 million or 6% since year end 2016, and deposits increased $45 million or 2% organically.

Asset quality metrics remain strong and continues to improve. Nonperforming assets were $19 million, representing 0.66% of total assets at June 30, 2017, down favorably from 0.97% at year-end 2016 and 1.21% at June 30, 2016. The provision for loan losses was $0.9 million compared to net charge offs of $0.1 million for the first six months of 2017, in support of the organic loan growth experienced. The allowance for loan losses was $12.6 million, representing 0.63% of total loans at June 30, 2017, compared to 0.75% at year-end 2016 and 0.70% at June 30, 2016, mainly a result of recording acquired loans at their fair value with no carryover of allowance.

Total capital was $352 million at June 30, 2017, comprised entirely of common equity. Common equity increased $76 million since December 31, 2016, mostly due to stock issued in connection with the 2017 acquisition, as well as increases from net income and option exercises exceeding stock repurchases. During the second quarter of 2017, Nicolet resumed its common stock repurchase program, utilizing $3.7 million to repurchase and cancel approximately 73,600 shares at a weighted average price per share of $49.94. There remains $12.2 million authorized under the repurchase program which Nicolet may from time to time repurchase shares in the open market or through block transactions as market conditions warrant or in private transactions as an alternative use of capital.

About Nicolet Bankshares, Inc.

Nicolet Bankshares, Inc. is the bank holding company of Nicolet National Bank, a growing, full-service, community bank providing services ranging from commercial and consumer banking to wealth management and retirement plan services. Founded in Green Bay in 2000, Nicolet National Bank operates branches in Northeast and Central Wisconsin and the upper peninsula of Michigan. More information can be found at www.nicoletbank.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities law. Statements in this release that are not strictly historical are forward-looking and based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will”, “expect”, “believe” and “prospects”, involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statement made herein. These risks and uncertainties include, but are not limited to, general economic trends and changes in interest rates, increased competition, regulatory or legislative developments affecting the financial industry generally or Nicolet specifically, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally or Nicolet specifically, the uncertainties associated with newly developed or acquired operations and market disruptions. Nicolet undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Nicolet Bankshares, Inc.

Consolidated Financial Summary (Unaudited)

	At or for the Three Months Ended			Year to Date
(In thousands, except per share data)	6/30/2017	3/31/2017	6/30/2016	6/30/2017	6/30/2016
Results of operations:
Interest income	$26,880	$23,083	$18,351	$49,963	$30,780
Interest expense	2,353	1,766	1,885	4,119	3,575
Net interest income	24,527	21,317	16,466	45,844	27,205
Provision for loan losses	450	450	450	900	900
Net interest income after provision for loan losses	24,077	20,867	16,016	44,944	26,305
Gain/(loss) on sale or writedown of assets, net	772	(6)	100	766	95
Other noninterest income	8,313	6,775	6,270	15,088	10,153
Noninterest expense	20,313	18,323	17,519	38,636	27,537
Income before income taxes	12,849	9,313	4,867	22,162	9,016
Income tax expense	4,440	3,032	1,545	7,472	2,994
Net income	8,409	6,281	3,322	14,690	6,022
Net income attributable to noncontrolling interest	81	73	65	154	111
Net income attributable to Nicolet Bankshares, Inc.	8,328	6,208	3,257	14,536	5,911
Preferred stock dividends	-	-	274	0	386
Net income available to common equity	$8,328	$6,208	$2,983	$14,536	$5,525
Earnings per common share:
Basic	$0.88	$0.72	$0.41	$1.61	$0.97
Diluted	0.83	0.69	0.39	1.53	0.91
Common Shares:
Basic weighted average	9,516	8,584	7,257	9,053	5,720
Diluted weighted average	9,992	8,958	7,629	9,521	6,042
Outstanding	9,863	8,605	8,599	9,863	8,599
Noninterest Income/Noninterest Expense:
Service charges on deposit accounts	1,121	1,008	870	2,129	1,463
Mortgage income, net	1,406	842	1,132	2,248	1,703
Trust services fee income	1,485	1,467	1,465	2,952	2,627
Brokerage fee income	1,433	1,259	788	2,692	1,098
Gain/(loss) on sale or writedown of assets, net	772	(6)	100	766	95
Other noninterest income	2,868	2,199	2,015	5,067	3,262
Total noninterest income	$9,085	$6,769	$6,370	15,854	10,248
Personnel expense	10,983	9,933	8,884	20,916	14,232
Occupancy, equipment and office	3,223	2,831	2,508	6,054	4,306
Business development and marketing	1,317	929	790	2,246	1,368
Data processing	2,207	1,983	1,421	4,190	2,577
FDIC assessments	145	232	239	377	382
Intangibles amortization	1,178	1,163	874	2,341	1,123
Other noninterest expense	1,260	1,252	2,803	2,512	3,549
Total noninterest expense	$20,313	$18,323	$17,519	38,636	27,537

	At or for the Three Months Ended			Year to Date
(In thousands, except per share data)	6/30/2017	3/31/2017	6/30/2016	6/30/2017	6/30/2016
Period-End Balances:
Loans	$2,009,964	$1,618,279	$1,560,557	$2,009,964	$1,560,557
Allowance for loan losses	12,591	12,189	10,947	12,591	10,947
Investment securities available-for-sale, at fair value	418,286	404,358	371,387	418,286	371,387
Intangibles	128,871	86,776	90,271	128,871	90,271
Total assets	2,825,917	2,292,644	2,256,785	2,825,917	2,256,785
Deposits	2,389,971	1,946,271	1,894,235	2,389,971	1,894,235
Common equity	352,384	285,022	271,776	352,384	271,776
Stockholders’ equity	352,384	285,022	283,976	352,384	283,976
Book value per common share	35.73	33.12	31.61	35.73	31.61
Average Balances:
Loans	$1,888,320	$1,599,701	$1,372,866	$1,744,808	$1,128,951
Earning assets	2,336,124	2,028,291	1,761,274	2,183,163	1,444,222
Total assets	2,635,925	2,272,836	1,971,341	2,455,384	1,598,853
Deposits	2,214,865	1,929,062	1,645,962	2,072,753	1,355,605
Interest-bearing liabilities	1,779,366	1,526,779	1,367,736	1,653,770	1,123,983
Intangibles	115,698	87,344	63,320	101,599	33,788
Common equity	329,201	280,188	216,280	304,830	158,393
Stockholders’ equity	329,201	280,188	228,480	304,830	170,593
Financial Ratios*:
Return on average assets	1.27%	1.11%	0.66%	1.19%	0.74%
Return on average common equity	10.15	8.99	5.55	9.62	7.01
Return on average tangible common equity	15.64	13.06	7.84	14.42	8.92
Average equity to average assets	12.49	12.33	11.59	12.41	10.67
Earning asset yield	4.67	4.67	4.18	4.67	4.33
Cost of funds	0.53	0.47	0.55	0.50	0.64
Net interest margin	4.27	4.32	3.75	4.29	3.84
Stockholders’ equity to assets	12.47	12.43	12.58	12.47	12.58
Net loan charge-offs to average loans	0.01	0.02	0.01	0.01	0.05
Nonperforming loans to total loans	0.84	0.85	1.56	0.84	1.56
Nonperforming assets to total assets	0.66	0.70	1.21	0.66	1.21
Allowance for loan losses to loans	0.63	0.75	0.70	0.63	0.70

*Income statement-related ratios for partial-year periods are annualized.